FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT is made as of the 17th day of May, 2000, by and among DANIEL H. LEVY (the "Executive"), DONNKENNY APPAREL, INC., a Delaware corporation (the "Company") and DONNKENNY, INC., a Delaware corporation which is the parent of the Company ("Donnkenny")

                               W I T N E S S E T H:

          WHEREAS, Executive, the Company and Donnkenny entered into that certain Employment Agreement dated as of June 1, 2000, pursuant to which Executive was employed as Chairman of the Board and Chief Executive Officer of the Company and each of its subsidiaries as well as in the capacity of Chief Executive Officer of Donnkenny (the "Employment Agreement"); and

         WHEREAS, the parties to the Employment Agreement deem it to be in their mutual best interests to amend the Employment Agreement in certain respects in recognition of the desire of the parties to solidify their respective relationships on a long-term basis.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective immediately the Employment Agreement is hereby amended as follows:

          1. Section 3 of the Employment Agreement is amended by adding the following new Section 3.j:

                   j. MOVING EXPENSES. The Company shall, within thirty (30) days after request by the Executive, either directly pay or reimburse Executive for each of (i) brokerage commissions paid or payable by Executive in connection with relocating his current residence from


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           Apartment 38H, 641 5th Avenue, New York, New York (the "Current
           Apartment") to another apartment residence in New York City selected by Executive (the "New Apartment"); provided, however, that in no event shall the Company's obligation respecting the payment of brokerage commissions exceed fifteen percent (15%) of annual rent for the New Apartment; and (ii) in the event that the rental term of the Current Apartment shall overlap the rental term of the New Apartment (the "Overlap Period"), the Company shall pay, during the overlap Period, the lesser of the rent for the Current Apartment and the rent for the New Apartment; and (iii) the federal, state and local income taxes for which Executive is liable on account of the payments referred to in Section 3j(i) and (ii) above, together with an amount sufficient to satisfy any additional federal, state or local income taxes for which Executive is liable on account of the amounts received pursuant to this Section 3.j (iii). Subsequent to the date Executive shall terminate occupancy of the Current Apartment during the current lease term therefor, Executive shall use his reasonable best efforts, subject to the terms of the lease for the Current Apartment, to make the Current Apartment available to the Company for use as a Company apartment. In the event the Company shall utilize the Current Apartment as a Company apartment during the current lease term, the Company shall indemnify, defend and hold Executive harmless from and against any and all losses, liabilities, costs, damages (including, without limitation, property damage, wrongful death or personal injury), penalties, fines, fees and expenses including, without limitation, reasonable legal fees and litigation expenses, suffered, sustained or incurred by Executive as a result of, in connection with or relating to, or alleged to result from, in connection with


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          or in relation to, any breach of lease or acts or omissions associated with the occupancy of the Current Apartment.

          2. Section 4 of the Employment Agreement is amended by deleting the third sentence of such Section in its entirety and by substituting the following revised third sentence of such Section in its stead:

          In addition to and without limiting the generality of the foregoing,
          (i) the Company (x) may obtain and maintain a "key man" life insurance policy under which the Company is the named beneficiary in the amount of $2,500,000, and (y) shall promptly obtain and maintain a term life insurance policy in the amount of $2,500,000, which policy shall be owned by the Executive, in each case from a nationally-recognized insurance carrier reasonably acceptable to the Executive, and (ii) the Company shall provide, in addition to any such insurance regularly provided to the Company's executives and/or employees, long-term disability insurance which will pay at least sixty percent (60%) of Executive's Base Salary until the Executive reaches age 65.

  Section 4 of the Employment Agreement is further amended by deleting from the last sentence of such Section the words, "or on or after December 31, 2000."

          3. Section Sb. of the Employment Agreement is amended by deleting from the second paragraph of such Section the phrase, "In the event Executive shall become disabled or shall die on or after December 31, 2000, then the", and by substituting the word, "The", in its stead.

          4. Section Sc.l of the Employment Agreement is deleted in its entirety, and the following new Section Sc.l is substituted in its stead:


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                    c. By the Company Without Cause.

                             i. The Company may only terminate the employment of
                    the Executive for Cause or upon the death or disability of the Executive. If the employment of the Executive shall be terminated without Cause and other than as a result of death or disability of the Executive then, within thirty (30) days after such termination, in addition to any amounts payable, or benefits provided for in Section 5c.ii. below, or as otherwise specifically provided for in this Employment Agreement, the Company shall pay to the Executive, by wire transfer of immediately available funds, an amount which is equal to the greater of (x) the aggregate Base Salary Executive would have been entitled to receive following such termination through the end of the term hereof (including any renewals or extensions) or (y) one year's annual Base Salary which is in effect on the date such employment terminates. The Executive shall have no obligation whatsoever to mitigate any damages, costs or expenses suffered or incurred by the Company or Donnkenny with respect to the severance obligations set forth in this
                    Section 5c.1., and no such severance payment which is received or receivable by the Executive shall be subject to any reduction, offset, rebate or repayment as a result of any subsequent employment or other business activity by the Executive including, without limitation, self employment.

           5. Section 5c.ii. of the Employment Agreement is amended by deleting the phrase, "on or after December 31, 2000" from the second line of such Section.

           6. Section 5d.v. of the Employment Agreement is amended by deleting from the third sentence of such Section the phrase, "if such termination occurs on or after December 31, 2000,".


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           7. Section Se. of the Employment Agreement is amended by deleting from such Section the words, "as of the December Termination Date".

           9. Except as is specifically provided for in this First Amendment to Employment Agreement, the Employment Agreement shall remain unamended and in full force and effect in accordance with its original terms; provided, however, that any prior ancillary letter agreements or other understandings entered into between Executive and the Company or Donnkenny with respect to the Employment Agreement or Executive's employment by the Company or Donnkenny including, without limitation, the letter from Executive to Donnkenny dated February 9, 2000 purporting to amend Section 5d.vi. of the Employment Agreement upon the occurrence of a certain Change of Control, shall be deemed immediately terminated, cancelled, superseded hereby and of no further force or effect.

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


           IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to Employment Agreement as of the day and year first above written.

                                             DONNKENNY, INC., a Delaware
                                             corporation

                                             By: /s/Lynn Siemers-Cross
                                                 -------------------------------
                                                 Name:Lynn Siemers-Cross
                                                 Title:PRESIDENT, CHIEF
                                                       OPEERATING OFFICER

                                             DONNKENNY APPAREL, INC., a
                                             Delaware corporation

                                             By: /s/Lynn Siemers-Cross
                                                 ------------------------------
                                                 Name:Lynn Siemers-Cross
                                                 Title:PRESIDENT, CHIEF
                                                       OPEERATING OFFICER


                                             EXECUTIVE

                                             /s/Daniel H. Levy
                                             -----------------------------------
                                             DANIEL H. LEVY


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